Exhibit 10.1

Summary of Compensation for Members of the
Board of Directors of Maxwell Technologies, Inc.

Annual Retainer	$25,000
Board Meeting Fee	$2,000
Board Chair	$15,000
Board Call	$1,000
Audit Committee Meeting	$1,500
All Other Committee Meetings	$1,000
Audit Committee Meeting Call	$1,500
All Other Committee Calls	$750
Audit Chair and Compensation Chair	$5,000
All Other Chairs	$3,000
Shares of Restricted Stock	5,000